BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C30388-2003
Barbara K. Cegavske	Filing Number 20200935067
Secretary of State State Of Nevada	Filed On 9/24/2020 1:11:00 PM
	Number of Pages 1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Troika Media Group, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Three of the Articles of Incorporation is hereby amended to reflect a decrease in the number of authorized shares of all classes of stock which the Corporation shall have the authority to issue from 615,000,000 to 315,000,000 shares, such shares being designated as follows: (i) 300,000,000 shares of common stock, par value of $.001 per share of the Corporation; and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share. Each of the Corporation's outstanding shares of Common Stock outstanding as of September 23, 2020, is hereby subdivided and converted into one-fifteenth (1 to 15) shares of Common Stock (the "Reverse Split"). No fractional shares shall be issued in the Reverse Split, instead any fractional shares will be rounded up to the next whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.31%

4. Effective date and time of filing: (optional) Date: 09/23/2020 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *[signature]*

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.